Filed Pursuant to Rule 433

Registration No. 333-206451

Motorola Solutions, Inc.

$500,000,000 4.600% Senior Notes due 2028

Final Term Sheet

Issuer:	Motorola Solutions, Inc.
Title of Security:	4.600% Senior Notes due 2028
Trade Date:	February 21, 2018
Settlement Date:	February 23, 2018 (T+2)
Aggregate Principal Amount:	$500,000,000
Maturity Date:	February 23, 2028
Coupon:	4.600%
Issue Price:	99.833% of principal amount
Benchmark Treasury:	2.750% due February 15, 2028
Benchmark Treasury Price and Yield:	98-17; 2.921%
Spread to Benchmark Treasury:	T + 170 basis points
Yield to Maturity:	4.621%
Interest Payment Dates:	Semi-annually in arrears on February 23 and August 23, commencing August 23, 2018
Optional Redemption:

At any time prior to November 23, 2027 (3 months prior to the stated maturity of the notes), at the greater of a price of 100% or at a discount rate of Treasury plus 25 basis points

On or after November 23, 2027 (3 months prior to the stated maturity of the notes), at a price of 100%

CUSIP:	620076BL2
ISIN:	US620076BL24
Joint Book-Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Co-Managers:

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Lloyds Securities Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Loop Capital Markets LLC

The Williams Capital Group, L.P.

BTIG, LLC

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement in addition to the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 800-503-4611, or J.P. Morgan Securities LLC collect at 1-212-834-4533.